EXHIBIT 99.1

Oritani Financial Corp. Reports Annual Earnings and Dividend

TOWNSHIP OF WASHINGTON, N.J., July 23, 2019 (GLOBE NEWSWIRE) -- Oritani Financial Corp. (the “Company” or “Oritani”) (NASDAQ: ORIT), the holding company for Oritani Bank (the “Bank”), reported net income of $12.8 million, or $0.30 per basic (and $0.29 diluted) common share, for the three months ended June 30, 2019, and $52.1 million, or $1.19 per basic (and $1.18 diluted) common share, for the twelve months ended June 30, 2019.  Net income was $13.5 million, or $0.30 per basic and diluted common share, for the three months ended June 30, 2018, and $42.9 million, or $0.97 per basic (and $0.95 diluted) common share, for the twelve months ended June 30, 2018.

The Company also reported that its Board of Directors declared a $0.25 quarterly cash dividend on the Company’s common stock.  The record date for the dividend will be August 2, 2019 and the payment date will be August 16, 2019.

On June 26, 2019, the Company announced that it had entered into a merger agreement with Valley National Bancorp (“Valley”).  Common shareholders of Oritani will receive 1.60 shares of Valley common stock for each Oritani common stock they hold.  The transaction is expected to close in the fourth quarter of 2019, subject to standard regulatory approvals, shareholder approvals from Valley and Oritani, as well as other customary conditions.  Any quarterly dividends declared by Oritani subsequent to the one described in the paragraph above will be limited to the current rate paid by Valley, exchange adjusted, or $0.18 per common share, until the close of the merger.

“As we look forward to our pending partnership with Valley, I am pleased to report the close of another strong fiscal year for Oritani,” said Kevin J. Lynch, the Company’s Chairman, President and CEO. “The results for fiscal 2019 once again demonstrate our peak efficiency and robust earnings capacity.  We anticipate weaving these strengths into the fabric of Valley’s culture.”

Comparison of Operating Results for the Periods Ended June 30, 2019 and 2018

Net Income.  Net income decreased $720,000 to $12.8 million for the quarter ended June 30, 2019, from $13.5 million for the corresponding 2018 quarter.  Net income increased $9.2 million to $52.1 million for the twelve months ended June 30, 2019, from $42.9 million for the corresponding 2018 period.  The most significant factor contributing to the decreased quarterly income was increased interest expense partially offset by decreased taxes.  The most significant factor resulting in the increased income in the annual period is changes in income tax expense.  Results for the twelve months ended June 30, 2018 were impacted by the Tax Cuts and Jobs Act (the “Act”).  The Act required the Company to revalue its deferred tax assets and deferred tax liabilities to account for the future impact of lower corporate tax rates on these deferred amounts. The revaluation resulted in a one-time charge of $10.2 million.

Total Interest Income.  The components of interest income for the three months ended June 30, 2019 and 2018, changed as follows:

	Three Months Ended June 30,				Increase / (decrease)
	2019		2018			Average
	Income	Yield	Income	Yield	Income	Balance	Yield
Interest Income on:	(Dollars in thousands)
Loans	$37,097	4.24%	$36,925	4.15%	$172	$(61,604)	0.09%
Dividends on FHLB stock	421	6.58%	420	6.30%	1	(1,053)	0.28%
Equity securities	11	3.20%	9	2.37%	2	(140)	0.83%
Debt securities AFS	195	2.28%	258	2.27%	(63)	(11,255)	0.01%
Debt securities HTM	2,080	2.45%	1,665	2.16%	415	30,532	0.29%
Federal funds sold and
short term investments	45	2.25%	16	1.49%	29	3,724	0.76%
Total interest income	$39,849	4.08%	$39,293	3.98%	$556	$(39,796)	0.10%

As discussed in recent public releases, the market to originate multifamily and commercial real estate loans has been exceptionally challenging in recent periods.  Proposed changes to rent regulations in New York and their potentially negative impact on rent regulated multifamily properties depressed sales volume in calendar 2019.  Such legislation was passed in June 2019 and contained many tenant friendly provisions.  Activity is likely to remain sluggish as the impact of the changes is fully digested by the markets.  In addition, the decreased external interest rate environment has lowered the market rates on new multifamily and commercial real estate loan originations.

The Company’s loan balances decreased slightly ($4.1 million) during the quarter ended June 30, 2019.  Originations for the quarter ended June 30, 2019, were $135.7 million and an additional $19.5 million of loans were purchased, however, principal repayments were elevated and totaled $160.0 million.

The average balance of the loan portfolio increased $23.8 million for the three months ended June 30, 2019 versus the three months ended March 31, 2019.  Activity totals for the June 2019 quarter are above.  Loan originations, purchases and principal payments totaled $89.0 million, $4.6 million and $73.9 million, respectively, for the three months ended March 31, 2019.  The Company’s loan pipeline was $177.3 million at June 30, 2019 versus $167.1 million as of March 31, 2019.

The average balance of the loan portfolio decreased $61.6 million for the three months ended June 30, 2019 versus the comparable 2018 period.  Loan originations, purchases and principal payments totaled $121.7 million, $16.5 million and $163.3 million, respectively, for the three months ended June 30, 2018.

The yield on the loan portfolio increased 9 basis points for the quarter ended June 30, 2019 versus the comparable 2018 period.  On a linked quarter basis (June 30, 2019 versus March 31, 2019), the yield on the loan portfolio increased 17 basis points.  The level of prepayment income impacted these results.  Exclusive of prepayment penalties, the yield on the loan portfolio increased 13 basis points versus the quarter ended June 30, 2018 and 4 basis points versus the March 31, 2019 quarter.  Prepayment penalties totaled $1.4 million, $275,000 and $1.8 million for the quarters ended June 30, 2019, March 31, 2019 and June 30, 2018, respectively.  In addition to prepayment penalties, the prepayment level also effects the loan yield through the realization of deferred loan fees.  While loan fees are regularly amortized into income, loan prepayments accelerate the recognition of these fees as income.  Deferred loan fees recognized as interest income totaled $620,000, $438,000 and $729,000 for the quarters ended June 30, 2019, March 31, 2019 and June 30, 2018, respectively.

The average balance of debt securities available for sale decreased $11.3 million for the three months ended June 30, 2019 versus the comparable 2018 period, while the average balance of debt securities held to maturity increased $30.5 million over the same period.  The Company has been classifying the majority of new purchases as held to maturity.

The components of interest income for the twelve months ended June 30, 2019 and 2018, changed as follows:

	Twelve Months Ended June 30,				Increase / (decrease)
	2019		2018			Average
	Income	Yield	Income	Yield	Income	Balance	Yield
Interest Income on:	(Dollars in thousands)
Loans	$144,457	4.15%	$144,051	4.05%	$406	$(77,652)	0.10%
Dividends on FHLB stock	1,817	6.79%	1,788	6.55%	29	(566)	0.24%
Equity securities	48	3.37%	43	2.81%	5	(105)	0.56%
Debt securities AFS	868	2.29%	1,461	2.13%	(593)	(30,761)	0.16%
Debt securities HTM	8,189	2.41%	5,328	2.00%	2,861	72,102	0.41%
Federal funds sold and
short term investments	376	2.26%	155	1.34%	221	5,115	0.92%
Total interest income	$155,755	3.99%	$152,826	3.88%	$2,929	$(31,867)	0.11%

The explanations for changes described above for the quarterly period are also largely applicable to the twelve month period.  Loan originations, purchases, sales and principal payments for the twelve months ended June 30, 2019 totaled $414.4 million, $138.5 million, $8.1 million and $599.0 million, respectively.  Loan originations, purchases and principal payments for the twelve months ended June 30, 2018 totaled $470.7 million, $69.2 million and $566.8 million, respectively.  There were no sales in the 2018 period.  Prepayment penalties totaled $4.6 million for the twelve months ended June 30, 2019 and $5.3 million for the twelve months ended June 30, 2018.  Prepayment penalties boosted annualized loan yield by 13 basis points in the 2019 period versus 15 basis points in the 2018 period.

Total Interest Expense. The components of interest expense for the three months ended June 30, 2019 and 2018, changed as follows:

	Three Months Ended June 30,				Increase / (decrease)
	2019		2018			Average
	Expense	Cost	Expense	Cost	Expense	Balance	Cost
Interest Expense on:	(Dollars in thousands)
Savings deposits	$1,190	1.23%	$131	0.28%	$1,059	$196,168	0.95%
Money market	1,732	1.13%	2,093	1.08%	(361)	(160,495)	0.05%
Checking accounts	2,341	1.41%	1,580	0.83%	761	(93,921)	0.58%
Time deposits	6,572	2.07%	4,792	1.56%	1,780	40,220	0.51%
Total deposits	11,835	1.61%	8,596	1.17%	3,239	(18,028)	0.44%
Borrowings	3,357	2.57%	2,976	2.20%	381	(18,276)	0.37%
Total interest expense	$15,192	1.76%	$11,572	1.33%	$3,620	$(36,304)	0.43%

As discussed in recent public releases, deposit growth has been difficult to attain in the current environment.  The Company has increased the rate of interest offered on various deposit products in order to maintain balances.  Recently, the Company offered new, high-rate, money market and savings products to attract deposits.  The Company has been largely successful in minimizing the outflow of deposits however, sizeable growth was not obtained.  As compared to the quarter ended March 31, 2019, the average balance of deposits increased $21.4 million, period end balances increased $24.6 million and the cost of deposits increased 12 basis points.  The increase in deposit cost is due to the increased interest rates offered on various deposit products and customer migration toward products with a greater return.

As detailed above, the average balance of deposits decreased $18.0 million for the quarter ended June 30, 2019 versus the comparable 2018 period.  The average balance of brokered deposits increased $30.7 million between the periods.  The average balance of municipal deposits, which can be subject to significant fluctuation, decreased $53.2 million between the periods.  The overall cost of deposits increased 44 basis points for the quarter ended June 30, 2019 versus the comparable 2018 period.  The increased costs are primarily due to the impact of market pressures as described above.  Customer migration is largely responsible for some of the significant shifts in the average balance of products detailed above.

The average balance of borrowings decreased $18.3 million for the three months ended June 30, 2019 versus the comparable 2018 period, while the cost increased 37 basis points.  The cost of borrowings has been impacted by the overall increase in interest rates, particularly overnight and short term borrowings, and the maturities of lower cost borrowings.

The components of interest expense for the twelve months ended June 30, 2019 and 2018, changed as follows:

	Twelve Months Ended June 30,				Increase / (decrease)
	2019		2018			Average
	Expense	Cost	Expense	Cost	Expense	Balance	Cost
Interest Expense on:	(Dollars in thousands)
Savings deposits	$2,986	0.98%	$455	0.25%	$2,531	$121,059	0.73%
Money market	7,397	1.10%	9,038	1.10%	(1,641)	(149,906)	0.00%
Checking accounts	8,556	1.21%	4,955	0.66%	3,601	(44,554)	0.55%
Time deposits	22,699	1.84%	17,176	1.45%	5,523	52,936	0.39%
Total deposits	41,638	1.43%	31,624	1.08%	10,014	(20,465)	0.35%
Borrowings	13,029	2.42%	11,276	2.08%	1,753	(5,810)	0.34%
Total interest expense	$54,667	1.58%	$42,900	1.23%	$11,767	$(26,275)	0.35%

The explanations for changes described above for the three month period regarding deposits and borrowings are also largely applicable to the twelve month period.

Net Interest Income Before Provision for Loan Losses. Net interest income decreased by $3.1 million to $24.7 million for the three months ended June 30, 2019, from $27.7 million for the three months ended June 30, 2018.  Net interest income decreased by $8.8 million to $101.1 million for the twelve months ended June 30, 2019, from $109.9 million for the twelve months ended June 30, 2018.  The Company’s net interest income, spread and margin over the period are detailed in the chart below.

			Net Interest
			Income
			Before
			Provision
	Net Interest	Prepayment	Excluding	Including Prepayment		Excluding Prepayment
	Income Before	Penalty	Prepayment	Penalties		Penalties
Quarter Ended	Provision	Income	Penalties	Spread	Margin	Spread	Margin
	(dollars in thousands)
June 30, 2019	$24,657	$1,444	$23,213	2.32%	2.53%	2.17%	2.38%
March 31, 2019	24,109	275	23,834	2.29%	2.48%	2.26%	2.45%
December 31, 2018	26,027	1,727	24,300	2.51%	2.68%	2.33%	2.51%
September 30, 2018	26,295	1,154	25,141	2.51%	2.67%	2.40%	2.55%
June 30, 2018	27,721	1,836	25,885	2.65%	2.81%	2.47%	2.63%

The Company’s spread and margin have been significantly impacted by prepayment penalties.  Due to this situation, the chart above details results with and without the impact of prepayment penalties.  Net interest income before provision for loan losses, excluding prepayment penalties, is a non-GAAP financial measure since it excludes a component (prepayment penalty income) of net interest income and therefore differs from the most directly comparable measure calculated in accordance with GAAP. The Company believes the presentation of this non-GAAP financial measure is useful because it provides information to assess the underlying performance of the loan portfolio since prepayment penalty income can be expected to change as interest rates change.  While prepayment penalty income is expected to continue, fluctuations in the level of prepayment income are also expected.  The level of prepayment income is generally expected to decrease as external interest rates increase since borrowers would have less of an incentive to refinance existing loans.  However, the time period when these events could occur may not align, and the specific behavior of borrowers is difficult to predict.  Borrowers can be driven to prepay their loans based on factors other than interest rates.

The Company’s spread and margin have been under pressure due to several factors, including an inverted treasury yield curve, modifications of loans within the existing loan portfolio, prepayments of higher yielding loans and investments, and increased funding costs. While spread and margin have been under pressure for an extended period, the competitive market for deposits increased substantially in fiscal 2019. Although the Company has realized increases in both the cost of funds and the yield on interest earning assets, the increase in cost of funds has outpaced the increase in yield on assets.  The cost increase incurred in the most recent quarter is largely due to competition.  The Company offered several high rate deposit products in order to retain deposit accounts and attain growth.  While these products were successful in maintaining balances, significant growth was not realized and the cost of funds increased.  Subsequent to June 30, 2019, the Company reduced the interest rate paid on these products though the reduced rate is still higher than the Company’s cost of deposits.  The Company did realize growth in higher cost certificates of deposits.  The rates associated with these products were also reduced subsequent to June 30, 2019.  In addition, several lower cost borrowings and interest rate swaps matured during the quarter ended June 30, 2019.

The Company’s net interest income and net interest rate spread were both negatively impacted in most periods due to the reversal of accrued interest income on loans delinquent more than 90 days.  The total of such income reversed was $105,000 and $340,000 for the three and twelve months ended June 30, 2019, respectively, and $198,000 for the twelve months ended June 30, 2018.  Net interest income and spread were positively impacted by the net recognition of $11,000 of interest income on nonaccrual loans for the three months ended June 30, 2018.

Provision for Loan Losses.  The Company recorded no provision for loan losses for the three months ended June 30, 2019 and the three and twelve months ended June 30, 2018.  The Company recorded a reversal of provision for loan losses of $2.0 million for the twelve months ended June 30, 2019.  A rollforward of the allowance for loan losses for the three and twelve months ended June 30, 2019 and 2018 is presented below:

	Three months ended		Twelve months ended
	June 30,		June 30,
	2019	2018	2019	2018
	(Dollars in thousands)
Balance at beginning of period	$28,590	$30,473	$30,562	$30,272
Reversal of provision for loan losses	-	-	(2,000)	-
Recoveries of loans previously charged off	6	89	99	407
Loans charged off	-	-	65	117
Balance at end of period	$28,596	$30,562	$28,596	$30,562

Allowance for loan losses to total loans	0.81%	0.85%	0.81%	0.85%
Net charge-offs (annualized) to average
loans outstanding	-%	(0.01)%	-%	(0.01)%

Delinquency and non performing asset information is provided below:

	6/30/2019	3/31/2019	12/31/2018	9/30/2018	6/30/2018
	Dollars in thousands
Delinquency Totals
30 - 59 days past due	$3,146	$1,648	$2,890	$15,261	$5,253
60 - 89 days past due	641	975	8,431	356	171
Nonaccrual	10,053	10,184	10,706	9,083	7,877
Total	$13,840	$12,807	$22,027	$24,700	$13,301

Non Performing Asset Totals
Nonaccrual loans, per above	$10,053	$10,184	$10,706	$9,083	$7,877
Real Estate Owned	557	636	636	1,564	1,564
Total	$10,610	$10,820	$11,342	$10,647	$9,441

Nonaccrual loans to total loans	0.28%	0.29%	0.30%	0.26%	0.22%
Delinquent loans to total loans	0.39%	0.36%	0.63%	0.70%	0.37%
Non performing assets to total assets	0.26%	0.27%	0.28%	0.26%	0.23%

The $2.0 million reversal of provision for loan losses recorded for the twelve month period ended June 30, 2019 was due primarily to loan portfolio contraction and reduced qualitative factors within the allowance calculation as determined as part of our quarterly reassessment.  Overall, non-performing asset totals and charge-offs continue to illustrate minimal credit issues at the Company.

Non-interest Income.  Non-interest income increased $185,000 to $1.2 million for the three months ended June 30, 2019, from $1.0 million for the three months ended June 30, 2018.   The increase is primarily due to a $211,000 increase in fees and service charges.  The Company recognizes late fees on loans only when they are paid, and a large late fee penalty was collected in connection with a loan extension.

Non-interest income increased $1.2 million to $4.8 million for the twelve months ended June 30, 2019 from $3.6 million for the twelve months ended June 30, 2018.  The increase is primarily due to a gain of $855,000 on the sale of a foreclosed property as well as the increase in fees and service charges discussed above.  In addition, results for the 2018 period were reduced by a loss of $324,000 on the sale of certain AFS investment securities.  There were no sales of securities in the 2019 period.  These increases were partially offset by a $208,000 decrease in fair value of equity securities held by the Company that occurred in the 2019 period.

Non-interest Expense.  Non-interest expenses decreased $750,000 to $9.3 million for the three months ended June 30, 2019, from $10.0 million for the three months ended June 30, 2018.  The decrease was primarily due to other expenses, which decreased $1.4 million to $1.4 million for the three months ended June 30, 2019, from $2.7 million for the three months ended June 30, 2018.   The reduction is primarily due to decreased professional fees associated with the remediation of Bank Secrecy Act and Anti-Money Laundering compliance matters (discussed in previous public releases) and the recovery of problem loan expenses that were expensed in a prior period.  The Company had no professional fees related to the remediation of the compliance matters in the quarter ended June 30, 2019, and incurred such expenses totaling $1.0 million in the three months ended June 30, 2018. This decrease was partially offset by an increase in compensation, payroll taxes and fringe benefits, which increased $745,000 to $6.2 million for the three months ended June 30, 2019, from $5.5 million for the three months ended June 30, 2018.   The increase was largely due to the cost associated with a non-qualified SERP plan.  There were significant changes in the accruals necessary for this plan that were predominantly caused by changes in the external rate environment.  A higher interest rate environment in 2018 necessitated a reduction to the expense in that period, while lower interest rates in 2019 required an additional expense in the current period.  The resulting change in expense between the two periods was $866,000.

Non-interest expenses decreased $725,000 to $38.8 million for the twelve months ended June 30, 2019, from $39.5 million for the twelve months ended June 30, 2018.  Compensation, payroll taxes and fringe benefits decreased $1.4 million to $23.7 million for the twelve months ended June 30, 2019, from $25.1 million for the twelve months ended June 30, 2018.   This result was attained despite the cost of the SERP referenced above, although the increase in the cost of the SERP was less on an annual basis comparison.  The decrease was primarily due to decreased costs associated with the ESOP as well as a non-qualified ESOP companion plan.  A reduction in bonus costs also contributed to the decrease.  Other expenses increased $844,000 to $8.3 million for the twelve months ended June 30, 2019, from $7.4 million for the twelve months ended June 30, 2018.   The increase is primarily due to an additional pension contribution that was expensed in fiscal 2019.  Professional fees associated with the remediation of compliance matters also contributed to the increase.  Such fees totaled $1.5 million for the 2019 period versus $1.3 million for the 2018 period.  These increases were partially offset by problem loan expense recoveries.

Income Tax Expense.  Income tax expense for the three months ended June 30, 2019 was $3.8 million on pre-tax income of $16.6 million, resulting in an effective tax rate of 22.9%.  Income tax expense for the twelve months ended June 30, 2019, was $17.0 million on pre-tax income of $69.1 million, resulting in an effective tax rate of 24.6%.  The Company’s estimated effective tax rate for the fiscal year ending June 30, 2019 was 25.0%.  This estimated effective rate is lower than prior fiscal years primarily as a result of the Act.  The actual expenses for the three and twelve month periods ending June 30, 2019, were positively affected by tax strategies regarding state tax liabilities and a refund of an item that was expensed in a prior period.  The twelve month period was also positively affected by the exercise of nonqualified stock options.  Further, the twelve month period ending June 30, 2019 was negatively impacted by New Jersey tax legislation enacted on July 1, 2018.  The legislation required, among other consequences, a revaluation of our deferred tax assets/liabilities based on the rates at which they are expected to reverse in the future.  The revaluation of the Company's deferred tax balances resulted in a one-time non-cash charge of $477,000 which is included in income tax expense for the twelve months ended June 30, 2019.  Income tax expense for the three and twelve month periods ended June 30, 2018 was $5.2 million and $31.1 million, respectively.  Income tax expense for the twelve month period ended June 30, 2018 was significantly impacted by the Act, as previously discussed in “Comparison of Operating Results, Net Income.”

Comparison of Financial Condition at June 30, 2019 and June 30, 2018

Total Assets.  Total assets decreased $96.5 million to $4.07 billion at June 30, 2019, from $4.17 billion at June 30, 2018.  The primary contributor to the decreased asset level was the contraction in loan balances and other assets.

Cash and Cash Equivalents. Cash and cash equivalents (which include fed funds and short term investments) decreased $8.3 million to $26.5 million at June 30, 2019, from $34.8 million at June 30, 2018.

Net Loans.  Loans, net decreased $49.6 million to $3.49 billion at June 30, 2019, from $3.54 billion at June 30, 2018.  As discussed in “Total Interest Income,” our origination volume is below historical levels and loan principal payments have been elevated in fiscal 2019.

Debt securities available for sale.  Debt securities AFS decreased $10.4 million to $32.8 million at June 30, 2019, from $43.1 million at June 30, 2018.  The decrease is primarily due to principal payments.

Debt securities held to maturity.  Debt securities HTM decreased $3.2 million to $332.2 million at June 30, 2019, from $335.4 million at June 30, 2018.  Purchases have been approximately equal to principal payments.

Federal Home Loan Bank of New York (“FHLB”) stock.  FHLB stock decreased $4.4 million to $25.9 million at June 30, 2019, from $30.4 million at June 30, 2018.  FHLB stock holdings are required depending on several factors, including the level of borrowings with the FHLB.  As FHLB borrowings decreased over the period, excess FHLB stock was redeemed.

Other Assets.  Other assets decreased $27.2 million to $3.1 million at June 30, 2019, from $30.3 million at June 30, 2018.  The primary cause of the decrease was the decline in the fair market value of the Company’s interest rate swap portfolio.

Deposits.  Deposits increased $8.1 million to $2.92 billion at June 30, 2019, from $2.92 billion at June 30, 2018.  See “Total Interest Expense” for discussion regarding deposit balances.  The Company’s loan to deposit ratio was 119.4% at June 30, 2019.

Borrowings.  Borrowings decreased $74.8 million to $521.6 million at June 30, 2019, from $596.4 million at June 30, 2018.  See “Total Interest Expense” for discussion regarding borrowing amounts.

Stockholders’ Equity.  Stockholders’ equity decreased $30.2 million to $529.1 million at June 30, 2019, from $559.3 million at June 30, 2018.  The decrease was primarily due to dividends and stock repurchases, partially offset by net income and the release of treasury shares in conjunction with stock option exercises.  There were no stock repurchases during the quarter ended June 30, 2019.  Based on our June 30, 2019 closing price of $17.74 per share, the Company stock was trading at 151.2% of book value.

About the Company
Oritani Financial Corp. is the holding company for Oritani Bank, a New Jersey state chartered bank offering a full range of retail and commercial loan and deposit products.  Oritani Bank is dedicated to providing exceptional personal service to its individual and business customers.  The Bank currently operates its main office and 25 full service branches in the New Jersey Counties of Bergen, Hudson, Essex and Passaic.  For additional information about Oritani Bank, please visit www.oritani.com.

Forward-Looking Statements
Certain statements contained herein are "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934.  Such forward-looking statements may be identified by reference to a future period or periods, or by the use of forward-looking terminology, such as “may,” “will,” “believe,” “expect," "estimate," "anticipate," "continue,” or similar terms or variations on those terms, or the negative of those terms. Forward-looking statements are subject to numerous risks and uncertainties, including those risk factors disclosed in the Company’s Annual Report on Form 10-K for the year ended June 30, 2018 (as supplemented by our quarterly reports), and the following: those related to the economic environment, particularly in the market areas in which the Company operates, competitive products and pricing, fiscal and monetary policies of the U.S. Government, changes in government regulations affecting financial institutions, including regulatory fees and capital requirements, changes in prevailing interest rates, credit risk management, asset-liability management, the financial and securities markets and the availability of and costs associated with sources of liquidity.

The Company wishes to caution readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made.  The Company wishes to advise readers that the factors listed above could affect the Company's financial performance and could cause the Company's actual results for future periods to differ materially from any opinions or statements expressed with respect to future periods in any current statements.  The Company does not undertake and specifically declines any obligation to publicly release the result of any revisions, which may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

Oritani Financial Corp. and Subsidiaries
Consolidated Balance Sheets
(In thousands, except share data)

	June 30,	June 30,
Assets	2019	2018
	(unaudited)	(audited)
Cash on hand and in banks	$19,145	$23,613
Federal funds sold and short term investments	7,366	11,235
Cash and cash equivalents	26,511	34,848

Loans, net	3,491,322	3,540,903
Equity securities	1,358	1,565
Debt securities available for sale, at fair value	32,752	43,126
Debt securities held to maturity,
fair value of $334,179 and $326,511, respectively.	332,215	335,374
Bank Owned Life Insurance (at cash surrender value)	100,872	98,438
Federal Home Loan Bank of New York stock ("FHLB"), at cost	25,925	30,365
Accrued interest receivable	11,935	11,261
Real estate owned	557	1,564
Office properties and equipment, net	12,904	13,455
Deferred tax assets	31,045	25,864
Other assets	3,120	30,276
Total Assets	$4,070,516	$4,167,039

Liabilities
Deposits	$2,923,244	$2,915,128
Borrowings	521,555	596,372
Advance payments by borrowers for taxes and
insurance	24,607	24,169
Accrued taxes payable	692	—
Official checks outstanding	2,936	5,454
Other liabilities	68,335	66,570
Total liabilities	3,541,369	3,607,693

Stockholders' Equity
Common stock, $0.01 par value; 150,000,000 shares authorized;
56,245,065 shares issued; 45,097,052 shares outstanding at
June 30, 2019 and 46,616,646 shares outstanding at
June 30, 2018.	562	562
Additional paid-in capital	515,491	514,002
Unallocated common stock held by the employee stock
ownership plan	(15,085)	(16,631)
Non-vested restricted stock awards	(216)	(176)
Treasury stock, at cost; 11,148,013 shares at June 30, 2019 and
9,628,419 shares at June 30, 2018.	(153,091)	(129,433)
Retained earnings	182,032	179,799
Accumulated other comprehensive income, net of tax	(546)	11,223
Total stockholders' equity	529,147	559,346
Total Liabilities and Stockholders' Equity	$4,070,516	$4,167,039

See accompanying notes to unaudited consolidated financial statements.

Oritani Financial Corp. and Subsidiaries
Consolidated Statements of Income
Three and Twelve Months Ended June 30, 2019 and 2018
(In thousands, except share data)

	Three months ended		Twelve months ended
	June 30,		June 30,
	2019	2018	2019	2018
	unaudited		unaudited
Interest income:
Loans	$37,097	$36,925	$144,457	$144,051
Dividends on FHLB stock	421	420	1,817	1,788
Dividends on equity securities	11	9	48	43
Debt securities available for sale	195	258	868	1,461
Debt securities held to maturity	2,080	1,665	8,189	5,328
Federal funds sold and short term investments	45	16	376	155
Total Interest Income	39,849	39,293	155,755	152,826

Interest expense:
Deposits	11,835	8,596	41,638	31,624
Borrowings	3,357	2,976	13,029	11,276
Total interest expense	15,192	11,572	54,667	42,900

Net interest income before provision for loan losses	24,657	27,721	101,088	109,926
Reversal of provision for loan losses	—	—	(2,000)	—
Net interest income after provision for loan losses	24,657	27,721	103,088	109,926

Non-interest income:
Fees and service charges for customer services	611	400	1,655	1,410
Bank-owned life insurance	606	613	2,434	2,492
Gains (losses) on sale of OREO	—	—	855	(2)
Change in fair value of equity securities	(21)	—	(208)	—
Net losses on sale of debt securities AFS	—	—	—	(324)
Other income	4	2	22	18
Total non-interest income	1,200	1,015	4,758	3,594

Non-interest expense:
Compensation, payroll taxes and fringe benefits	6,208	5,463	23,678	25,082
Advertising	142	143	570	571
Office occupancy and equipment expense	734	804	3,049	3,195
Data processing service fees	541	566	2,086	2,029
Federal insurance premiums	270	300	1,125	1,200
Other expenses	1,374	2,743	8,277	7,433
Total non-interest expense	9,269	10,019	38,785	39,510

Income before income tax expense	16,588	18,717	69,061	74,010
Income tax expense	3,805	5,214	17,002	31,116
Net income	$12,783	$13,503	$52,059	42,894

Income per basic common share	$0.30	$0.30	$1.19	$0.97
Income per diluted common share	$0.29	$0.30	$1.18	$0.95

For further information contact:
Kevin J. Lynch
Chairman, President and Chief Executive Officer
Oritani Financial Corp.
(201) 664-5400